SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act

August 20, 2014
Date of Report (Date of Earliest Event Reported)

American Business Services, Inc.
(Exact name of registrant as specified in its charter)

Colorado	000-54985	84-1194104
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

N.W. Ambassador Drive, Suite 326 Kansas City, MO	64163
(Address of principal executive offices)	(Zip Code)

(816) 464-0508
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 20, 2014, Phil E. Ray resigned from his position as a director of American Business Services, Inc. (the “Company”).  The resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Also on August 20, 2014, the Board of Directors appointed Robert J. Druten to the Company’s Board of Directors to fill the vacancy created by Mr. Ray’s resignation.  Mr. Druten, age 67, served as Executive Vice President and Chief Financial Officer of Hallmark Cards, Inc. from 1994 until his retirement in August 2006. From 1991 until 1994, he served as Executive Vice President and Chief Financial Officer of Crown Media, Inc., a cable communications subsidiary of Hallmark. He served as Vice President of Corporate Development and Planning of Hallmark from 1989 until 1991. Prior to joining Hallmark in 1986, Mr. Druten held a variety of executive positions with Pioneer Western Corporation from 1983 to 1986. Mr. Druten has served as a trustee of EPR Properties (“EPR”), a real estate investment trust, since 1997 and is its Chairman of the Board. He has also been a member of the Compensation, Governance and Finance Committees of EPR.  He has served as a director of Kansas City Southern, an NYSE-listed transportation company, since 2004. Mr. Druten also serves as Chairman of the Board and on the Compensation Committee of Kansas City Southern.  He has served as a director of Alliance Holdings GP, L.P., a publicly traded limited partnership whose publicly traded subsidiary is engaged in the production and marketing of coal, since 2007, where he serves on the Audit Committee and its Conflicts Committee. Mr. Druten previously served on the Board of Directors of American Italian Pasta Company, from 2007 until it was acquired by Ralcorp Holdings, Inc. in July 2010, where he was the Chairman of the Audit Committee and also served on the Compensation Committee. Mr. Druten received a B.S. in Accounting from the University of Kansas and an M.B.A. from Rockhurst University.

Mr. Druten has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.  There are no family relationships among our directors and officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

American Business Services, Inc.

By:            /s/ John Micek
John Micek
Chief Financial Officer

Dated:  August 22, 2014